EXHIBIT 4.31

FOURTH AMENDMENT AND SUPPLEMENT
TO CREDIT AGREEMENT
(Multi-Year Revolving Credit Facility)

        THIS FOURTH AMENDMENT AND SUPPLEMENT TO CREDIT AGREEMENT (this “Fourth Amendment”) is made and entered into as of the 30th day of October, 2003, effective as of September 30, 2003 (the “Fourth Amendment Effective Date”), among ENTERPRISE PRODUCTS OPERATING L.P., a Delaware limited partnership (“Borrower”); WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders (the “Lenders”) that is a signatory or which becomes a signatory to the hereinafter defined Credit Agreement; and the Lenders party hereto.

R E C I T A L S:

        A.     On November 17, 2000, the Borrower, the Lenders and the Administrative Agent entered into a certain Credit Agreement (as amended by First Amendment to Credit Agreement dated April 19, 2001, and as further amended and supplemented by Second Amendment and Supplement to Credit Agreement dated as of April 24, 2002, and as further amended and supplemented by Third Amendment and Supplement to Credit Agreement dated as of July 31, 2002, the “Credit Agreement”) whereby, upon the terms and conditions therein stated, the Lenders agreed to make certain Loans (as defined in the Credit Agreement) and extend certain credit to the Borrower.

        B.     The parties hereto mutually desire to further amend the Credit Agreement as hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree as follows:

        1.    Certain Definitions.

1.1	Terms Defined Above. As used in this Fourth Amendment, the terms “Administrative Agent”, “Borrower”, “Credit Agreement”, “Fourth Amendment” and “Fourth Amendment Effective Date”, shall have the meanings indicated above.

1.2	Terms Defined in Agreement. Unless otherwise defined herein, all terms beginning with a capital letter which are defined in the Credit Agreement shall have the same meanings herein as therein unless the context hereof otherwise requires.

        2.     Amendments to Credit Agreement.

2.1	Defined Terms.

(a)	The term “Agreement,” as defined in Section 1.02 of the Credit Agreement, is hereby amended to mean the Credit Agreement, as amended and supplemented by this Fourth Amendment and as the same may from time to time be further amended or supplemented.

(b)	The term “Consolidated EBITDA” is hereby amended in its entirety to read as follows:

“‘Consolidated EBITDA’ means for any period, the sum of (a) the consolidated net income of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) for such period plus, to the extent deducted in determining consolidated net income for such period, the aggregate amount of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) depreciation and amortization expense plus (b) the amount of cash dividends actually received during such period by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) from a Project Finance Subsidiary plus (c) the amount of all payments during such period on leases of the type referred to in clause (d) of the definition herein of Indebtedness and the amount of all payments during such period under other off-balance sheet loans and financings of the type referred to in such clause (d).”

(c)	The term “Material Adverse Change” is hereby amended in its entirety to read as follows

“‘Material Adverse Change’ means a material adverse change, from that in effect on December 31, 2002, in the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, as indicated in the most recent quarterly or annual financial statements, except as otherwise disclosed in the Borrower’s and/or the Limited Partner’s filings with the SEC prior to the Fourth Amendment Effective Date.

(d)	The term “Program” is hereby amended in its entirety to read as follows:

“‘Program’ means the buy-back program initiated by the Limited Partner whereby the Limited Partner or the Borrower may after November 17, 2000 buy back up to the greater of (i) 2,000,000 publicly held Common Units or (ii) the number of publicly held Common Units the aggregate purchase price of which is $30,000,000.”

(e)	The term “364-Day Credit Facility” is hereby amended in its entirety to read as follows:

“‘364-Day Credit Facility’ means the revolving credit facility of the Borrower under that certain 364-Day Revolving Credit Agreement dated as of October 30, 2003, among the Borrower, Wachovia Bank, National Association, as Administrative Agent, and the lenders party thereto, together with any and all amendments and supplements thereto (the ‘364-Day Credit Agreement’).”

(f)	The terms “Subordinated Units” and “Units” are hereby deleted in their entirety.

2.2	Additional Defined Term. Section 1.02 of the Credit Agreement is hereby further amended and supplemented by adding the following new definitions, which read in their entirety as follows:

“‘Fourth Amendment’ means that certain Fourth Amendment and Supplement to Credit Agreement dated effective as of October 30, 2003, among the Borrower, the Lenders party thereto and the Administrative Agent.”

“‘Fourth Amendment Effective Date’ means October 30, 2003".

2.3	Not a Reportable Transaction. Article III of the Credit Agreement is hereby amended and supplemented by adding the following new Section 3.14, which reads in its entirety as follows:

“SECTION 3.14 Not a ‘Reportable Transaction’. The Borrower does not intend to treat the Borrowings and related transactions as being a ‘reportable transaction’ (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders will maintain the lists and other records required by such Treasury Regulation.”

2.4	Indebtedness. Section 6.01(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

                 “(a)    Indebtedness of any Person that becomes a Subsidiary of the Borrower, to the extent such Indebtedness is outstanding at the time such Person becomes a Subsidiary of the Borrower and was not incurred in contemplation thereof and Indebtedness refinancing (but not increasing) such Indebtedness, and Indebtedness assumed by any Subsidiary in connection with its acquisition (whether by merger, consolidation, acquisition of all or substantially all of the assets or acquisition that results in the ownership of greater than fifty percent (50%) of the Equity Interests of a Person) of another Person and Indebtedness refinancing (but not increasing) such Indebtedness, provided that at the time of and after giving effect to the incurrence or assumption of such Indebtedness or refinancing Indebtedness and the application of the proceeds thereof, as the case may be, the aggregate principal amount of all such Indebtedness, and of all Indebtedness previously incurred or assumed pursuant to this Section 6.01(a), and then outstanding, shall not exceed 75% of Consolidated EBITDA for the period of four full fiscal quarters of the Borrower and its Subsidiaries (and such Person on a pro forma basis) then most recently ended; further provided, however, Indebtedness assumed in connection with the acquisition of equity interests in Seminole Pipeline Company, a Delaware corporation, shall be included as Indebtedness assumed pursuant to this Section 6.01(a);"

2.5	Ratio of Consolidated Indebtedness to Consolidated EBITDA. Section 6.07(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

                 “(b)    Ratio of Consolidated Indebtedness to Consolidated EBITDA. The Borrower shall not permit its ratio of Consolidated Indebtedness to Consolidated EBITDA in each case for the four full fiscal quarters most recently ended (including, without limitation, the four fiscal-quarter period ending September 30, 2003) to exceed 4.75 to 1.00 as of the last day of any fiscal quarter of Borrower. For purposes of calculating such ratio the Project Finance Subsidiaries shall be disregarded. For purposes of this Section 6.07(b), if during any period of four fiscal quarters the Borrower or any Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower or a Subsidiary, as the case may be, in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, shall be subject to approval of the Administrative Agent, not to be unreasonably withheld) may be included as Consolidated EBITDA for such period as if such acquisition occurred on the first day of such four fiscal quarter period; provided that during the portion of such period that follows such acquisition, the computation in respect of the EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results.”

2.6	Notices. Section 9.01(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

                 “(a)    if to the Borrower, to it at 2727 North Loop West, 7th Floor, Houston, Texas 77008 (for delivery), Attention of Treasurer; P. O. Box 4324, Houston Texas 77210 (for mail) (Telecopy No. 713/803-8200);"

2.7	Pro Rata Assignments. Section 9.04(h) of the Credit Agreement is hereby deleted in its entirety.

2.8	Confidentiality. Section 9.12 of the Credit Agreement is hereby amended and supplemented in its entirety to read as follows:

“SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, Syndication Agent, the Co-Documentation Agents or any Lender on a nonconfidential basis from a source other than the Borrower and its Related Parties. Notwithstanding anything herein to the contrary, Information shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any Information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains Information concerning the tax treatment or tax structure of the transaction as well as other Information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.”

2.9	Conditions Precedent. In addition to all other applicable conditions precedent contained in the Credit Agreement, the obligation of the Lenders party hereto and the Administrative Agent to enter into this Fourth Amendment shall be conditioned upon the following conditions precedent:

(a)	The Administrative Agent shall have received a copy of this Fourth Amendment, duly completed and executed by the Borrower and the Required Lenders; and acknowledged and ratified by the Limited Partner;

(b)	The Administrative Agent shall have received such other information, documents or instruments as it or its counsel may reasonably request.

        3.     Representations and Warranties. The Borrower represents and warrants that:

(a)	there exists no Default or Event of Default, or any condition or act which constitutes, or with notice or lapse of time or both would constitute, an Event of Default under the Credit Agreement, as hereby amended and supplemented;

(b)	the Borrower has performed and complied with all covenants, agreements and conditions contained in the Credit Agreement, as hereby amended and supplemented, required to be performed or complied with by it; and

(c)	the representations and warranties of the Borrower contained in the Credit Agreement, as hereby amended and supplemented, were true and correct when made, and are true and correct in all material respects at and as of the time of delivery of this Fourth Amendment, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

        4.     Extent of Amendments. Except as expressly herein set forth, all of the terms, conditions, defined terms, covenants, representations, warranties and all other provisions of the Credit Agreement are herein ratified and confirmed and shall remain in full force and effect.

        5.     Counterparts. This Fourth Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and same instrument.

        6.     References. On and after the Fourth Amendment Effective Date, the terms “Agreement”, “hereof”, “herein”, “hereunder”, and terms of like import when used in the Credit Agreement shall, except where the context otherwise requires, refer to the Credit Agreement, as amended and supplemented by this Fourth Amendment.

        7.     Governing Law. This Fourth Amendment shall be governed by and construed in accordance with the laws of the State of New York and applicable federal law.

        THIS FOURTH AMENDMENT, THE CREDIT AGREEMENT, AS AMENDED HEREBY, THE NOTES AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

        THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        This Fourth Amendment shall benefit and bind the parties hereto, as well as their respective assigns, successors, heirs and legal representatives.

[Signatures Begin on Next Page]

        EXECUTED as of the Fourth Amendment Effective Date.

BORROWER:

ENTERPRISE PRODUCTS OPERATING L.P.

By:	Enterprise Products GP, LLC , General Partner

	By:	/s/ Michael A. Creel
	Name:	Michael A. Creel
	Title:	Executive Vice President and CFO

LENDERS AND AGENTS:

WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), Individually and as Administrative Agent

By:	/s/ Russell Clingman
Name:	Russell Clingman
Title:	Director

BANK ONE, NA (Main Office - Chicago), Individually and as Documentation Agent

By:	/s/ Jane Bek Keil
Name:	Jane Bek Keil
Title:	Director

THE BANK OF NOVA SCOTIA

By:	/s/ N. Bell
Name:	N. Bell
Title:	Senior Manager

[Multi-Year Fourth Amendment Signature Page 1]

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH

By:
Name:
Title:

MIZUHO CORPORATE BANK, Ltd., Individually and as Managing Agent

By:	/s/ Jun Shimmachi
Name:	Jun Shimmachi
Title:	Vice President

NATIONAL AUSTRALIA BANK LIMITED, A.C.N. 004044937, Individually and as Managing Agent

By:
Name:
Title:

FLEET NATIONAL BANK, Individually and as Managing Agent

By:
Name:
Title:

[Multi-Year Fourth Amendment Signature Page 2]

WESTLB AG, NEW YORK BRANCH, Individually and as Co-Agent

By:	/s/ Duncan Robertson
Name:	Duncan Robertson
Title:	Executive Director

By:	/s/ Salvatore Battinelli
Name:	Salvatore Battinelli
Title:	Managing Director Credit Department

TORONTO DOMINION (TEXAS), INC., Individually and As Managing Agent

By:
Name:
Title:

GUARANTY BANK

By:	/s/ Jim R. Hamilton
Name:	James R. Hamilton
Title:	Senior Vice President

HIBERNIA NATIONAL BANK

By:	/s/ Nancy G. Moragas
Name:	Nancy G. Moragas
Title:	Vice President

[Multi-Year Fourth Amendment Signature Page 3]

ROYAL BANK OF CANADA

By:	/s/ Tom J. Oberaigner
Name:	Tom J. Oberaigner
Title:	Attorney-In-Fact

BANK OF TOKYO-MITSUBISHI, LTD., HOUSTON AGENCY, Individually and as Co-Agent

By:	/s/ Donald W. Herrick, Jr.
Name:	Donald W. Herrick, Jr.
Title:	Vice President

SUNTRUST BANK, Individually and as Co-Agent

By:	/s/ David J. Edge
Name:	David J. Edge
Title:	Director

CITIBANK, N.A.

By:	/s/ Todd J. Mogil
Name:	Todd J. Mogil
Title:	Attorney-In-Fact

DEN NORSKE BANK ASA

By:	/s/ Peter M. Dodge
Name:	Peter M. Dodge
Title:	First Vice President

By:	/s/ Stig Kristiansen
Name:	Stig Kristiansen
Title:	Vice President

[Multi-Year Fourth Amendment Signature Page 4]

ACKNOWLEDGMENT AND RATIFICATION OF GUARANTOR

        The undersigned (“Guarantor”) hereby expressly (i) acknowledges the terms of the foregoing Fourth Amendment and Supplement to Credit Agreement; (ii) ratifies and affirms its obligations under its Guaranty Agreement dated as of November 17, 2000, in favor of the Administrative Agent; (iii) acknowledges, renews and extends its continued liability under said Guaranty Agreement and Guarantor hereby agrees that its Guaranty Agreement remains in full force and effect; and (iv) guarantees to the Administrative Agent the prompt payment when due of all amounts owing or to be owing by it under its Guaranty Agreement pursuant to the terms and conditions thereof, as modified hereby.

        The foregoing acknowledgment and ratification of the undersigned Guarantor shall be evidenced by signing the spaces provided below, to be effective as of the Fourth Amendment Effective Date.

ENTERPRISE PRODUCTS PARTNERS L.P., a Delaware limited partnership

By:	Enterprise Products GP, LLC, General Partner

By:
Name:
Title: